Exhibit 99.1

            Dayton Superior Corporation Announces Proposed
          $150 Million Senior Second Secured Notes Offering


    DAYTON, Ohio--(BUSINESS WIRE)--May 27, 2003--Dayton Superior Corporation today announced that it intends to offer, subject to market and other conditions, $150.0 million of senior second secured notes in a private placement. The expected net proceeds of the offering will be used to repay existing indebtedness under its credit facility.
    The notes being sold by Dayton will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The notes are being offered only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act.
    This news release is neither an offer to sell, nor a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.
    Dayton Superior Corporation, with annual revenues of $378 million, is the largest North American manufacturer and distributor of metal accessories and forms used in concrete construction and metal accessories used in masonry construction and has an expanding construction chemicals business. The Company's products, which are marketed under the Dayton Superior(R), Dayton/Richmond(R), Symons(R), American Highway Technology(R) and Dur-O-Wal(R) names, among others, are used primarily in two segments of the construction industry: non-residential buildings and infrastructure construction projects.
    Certain statements made herein concerning anticipated future performance are forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation) the cyclical nature of nonresidential building and infrastructure construction activity, which can be affected by factors outside Dayton Superior's control, such as the general economy, governmental expenditures and changes in banking and tax laws; Dayton Superior's ability to successfully integrate acquisitions on a timely basis; the seasonality of the construction industry; and the amount of debt Dayton Superior must service. This list of factors is not intended to be exhaustive, and additional information concerning relevant risk factors can be found in Dayton Superior's Registration Statement on Form S-4, Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.



    CONTACT: Dayton Superior Corporation, Dayton
             Alan F. McIlroy, 937/428-7172
             Fax: 937/428-9115